Exhibit 10.3

PRELIMINARY TERMS OF APPROVAL FOR TRANSFER OF GRANT AGREEMENT TO CAR CHARGING GROUP, INC.
FEBRUARY 5, 2013

The City of Chicago (“City”) proposes the following terms for its approval of the transfer of all rights of 350Green, LLC (“350Green”) to Car Charging Group, Inc. (“CCG”), under the First Amended and Restated Grant Agreement between the City and 350Green (“Grant Agreement”).

A.           CCG Shall:

1.           Pay or settle all of 350Green’s contractors for work done under any outstanding invoice under the Grant Agreement.  Proof of such payment or settlement shall be made prior to the City transferring 350Green’s interests under the Grant Agreement. CCG shall not be entitled to reimbursement from the City for payments described in this paragraph up to the amount of $798,497.92 (constituting the amount that the City has paid 350Green under 350Green’s fraudulent misrepresentations that it had paid certain contractors, when it had not).

2.           Complete additional obligations under the Grant Agreement between the City of Chicago and 350Green, up to the total amount of money awarded by the City in the Grant, or $1,911,000.  This work must also be subject to a 50% cost match from CCG.

3.           Pay all lienholders and ensure that all liens on equipment are cleared.  Proof of such payment and lien clearance shall be made prior to the City transferring 350Green’s interests under the Grant Agreement.

4.           In satisfaction of its obligations contained in Paragraphs 1 and 3 of this section, CCG shall have the right to pay or settle all claims made by contractors and lienholders previously submitted to the City for reimbursement by 350Green (“Claims”) at less than face value.  Once proof of settlement of such outstanding Claims is provided to the City, CCG shall be entitled to apply for and receive the remaining funds available under the Grant Agreement in accordance with its terms.  In satisfaction of these obligations, in no event shall CCG be required to spend more than $798,497.92 in settlement of the Claims without the right to apply for and receive reimbursement for such overages under the Grant Agreement in accordance with its terms.  In the event that CCG settles Claims for less than face value and the total amount of payments to satisfy the Claims totals less than $798,497.92, then CCG shall either (i) reimburse the City the amount of the difference, or (ii) spend the amount of the difference on eligible expenses fulfilling its obligations under Section A(2) of this proposal without the right to receive reimbursement under the Grant Agreement.  If CCG elects to reimburse the City for the amount of the difference, then reimbursement by certified check shall be made prior to the City transferring 350Green’s interests under the Grant Agreement.

5.           Provide CDOT a revised scope and budget for the Grant Agreement (“Revised Scope”) prior to the transfer of 350Green’s interests under the Grant Agreement, reflecting CCG’s proposal to complete in-process station installations, install additional stations and operate and maintain the infrastructure and network. Include information about costs to users, the station network, promoting the stations and project timeline.  The Revised Scope shall include CCG’s obligation to maintain all stations – whether they were installed by 350Green or will be installed by CCG – for three years from the date of the transfer of the Grant Agreement. Transfer of the Grant Agreement is subject to the City’s approval of the terms of the Revised Scope.

6.           Provide proof of CCG’s capability to manage the project as described in the revised Grant Agreement at time of submission of the Revised Scope, as described in Paragraph 5.

7.           Provide proof of insurance coverage as required in Section 3.6 of the Grant Agreement.  Such proof must be submitted at least 7 days prior to the City transferring 350Green’s interests under the Grant Agreement.

8.           Provide an Economic Disclosure Statement and Affidavit, and a Familial Relations Disclosure Affidavit as required in section 9.13 of the Grant Agreement.  Such statements must be submitted at least 7 days prior to the Citytransferring 350Green’s interests under the Grant Agreement.

9.           Provide assurance that Timothy Mason and Mariana Gerzanych will not be involved in the management nor implementation of the Grant Agreement.  Such assurance shall be reflected in the Revised Scope, as described in Paragraph 4.

10.           Release the City from any and all liability arising out of the Grant Agreement that CCG or 350Green may assert up to the date of transfer of interests to CCG.

B.           In Exchange, the City Shall:

1.           Transfer all rights and interests of 350Green under the Grant Agreement to CCG, through written approval for a change in ownership or control as provided in Section 8.1(G) and 9.20 of the Grant Agreement.

2.           Amend the Grant Agreement to reflect the terms of the Revised Scope.

3.           Release 350Green and CCG from any and all liability with respect to payments made, financial obligations incurred for materials and/or labor, in furtherance of the Grant Agreement, or representations as to such payments or obligations, up to the date of the transfer of interests to CCG.  However, the City does not agree to absolve any personal liability of Timothy Mason or Mariana Gerzanych to the City under these provisions.

C.           Time and Contract Considerations:

1.           This proposed term sheet is for discussion and negotiation purposes only.  The agreement on these proposed terms of settlement does not commit the City to settle with CCG, or with any other entity; nor does it commit CCG to settle with the City.  Any final terms of transfer of the Grant Agreement are subject to approval by all appropriate individuals with execution authority at the City and CCG.

2.           Acceptance by CCG of the transfer of the Grant Agreement shall be subject to the consummation of an acquisition transaction with 350Green and the transfer of property access agreements for all relevant locations.

3.           The contract period of the Grant Agreement with CCG will extend to the end of 2015 for the purposes of station maintenance and reporting requirements, regardless of the date at which the grant funds are completely distributed.